Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Delta Petroleum Corporation:
We consent to the incorporation by reference in the prospectus constituting part of this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-157644) of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 2, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficiency, and was not in compliance with its debt covenants at December 31, 2008 which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Our report dated March 2, 2009 refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective as of January 1, 2007.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 7, 2009